Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Sky Financial Group, Inc. (the “Company”) of our reports dated February 16, 2005, relating to the consolidated financial statements of the Company and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2004.

Form S-3 No. 333-117186

Form S-8 No. 333-117185

Form S-8 No. 333-117184

Form S-8 No. 333-108810

Form S-8 No. 333-65492

Form S-8 No. 333-59312

Form S-8 No. 333-67233

Form S-8 No. 333-47315 (Post-Effective Amendment No.1 on Form S-8 to Form S-4)

Form S-8 No. 333-60741 (Post Effective Amendment No.1 on Form S-8 to Form S-4)

Form S-3 No. 333-64127

Form S-8 No. 333-18867

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Cleveland, Ohio

February 18, 2005